EXHIBIT 10.14

LOCK-UP AGREEMENT

                        THIS LOCK-UP AGREEMENT (the “Agreement”) is between All Fuels & Energy Company., a Delaware corporation (the “Company”), and Dean Sukowatey, sometimes referred to herein as the “Shareholder.” For all purposes of this Agreement, “Shareholder” includes any “affiliate, controlling person of Shareholder, agent, representative or other person with whom Shareholder is acting in concert.

                        WHEREAS, in connection with the issuance of shares of the Company’s common stock upon conversion of certain debt held by Shareholder pursuant to the Debt Conversion Agreement, by and between the Company and Shareholder, dated of even date herewith, (or any successor stock issued on the transfer of such stock issued in connection with the Debt Conversion Agreement) (the “Lock-up Shares”);

                        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                        1.         For the period beginning on August 15, 2011 and continuing for a period of nine (9) months thereafter, Shareholder agrees that he will not sell, pledge, hypothecate, transfer, assign, or in any manner dispose of the Lock-up Shares. An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing the Lock-up Shares, and the transfer records of the Company’s transfer agent shall reflect such restriction. The legend to be imprinted on the stock certificates shall be in the form as follows:

“The shares represented by this certificate are subject to a Lock-Up Agreement dated the 15th day of August, 2011, restricting the sale, transfer or assignment of the shares. Any transfer or acquisition in violation of that Lock-Up Agreement is null and void.”

2.         Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Lock-up Shares or if such waiver would otherwise be in the best interests of the development of the trading market for the Company’s common stock.

                        3.         Notwithstanding anything contained in this Agreement, Shareholder may transfer the Lock-up Shares provided that the transferee executes an agreement to be bound by all of the terms and conditions of this Agreement and such transfer otherwise complies with applicable securities laws.

4.         In the event of: (a) a completed tender offer to purchase all or substantially all of the Company’s issued and outstanding securities; or (b) a merger, consolidation or other reorganization of the Company with or into an unaffiliated entity, then this Agreement shall terminate as of the closing of such event, and the Lock-up Shares shall be released from such restrictions.

5.         Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to their respective beneficial rights of ownership of Lock-up Shares, including the right to vote the Lock-up Shares for any and all purposes.

6.         This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

7.         All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, at 6165 N.W. 86th Street, Johnston, Iowa 50130, and to the Shareholder, at 4221 92nd Ct, Urbandale, Iowa 50322. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

                        8.         The resale restrictions on the Lock-up Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

                        9.         The Company or the Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Shareholder agrees that in the event of a breach of any of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholder to perform his obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or any the non-defaulting Shareholder may suffer as a result of any breach or continuation thereof.

                        10.       This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of the members of the Board of Directors of the Company.

                        11.       This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within said State.

                        12.       In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of this Agreement.

                        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

                                    All Fuels & Energy Company

Date: 8.15.11              By: /s/ DEAN E. SUKOWATEY
                                    Name Dean E. Sukowatey
                                    Title Pres/CEO

Date: 8.15.11              /s/ DEAN E. SUKOWATEY

                                    Dean E. Sukowatey